Exhibit 99.1

Intrusion Inc. Provides an Update on its Balance Sheet

Improved balance sheet and financial flexibility positions the Company for future growth

PLANO, TX, January 15, 2025 - Intrusion Inc. (NASDAQ: INTZ) (the “Company”), a leader in cyberattack prevention solutions, today provided an update on recent actions taken that resulted in $14.5 million in proceeds to the Company and the elimination of $10.1 million notional value of all Series A Preferred Stock. These actions strengthen the Company’s financial position and ensure that Intrusion has sufficient capital to fund its operations and eliminates the need for the Company to raise additional capital in calendar year 2025.

Recent Highlights:

•	Received $0.3 million from the Company’s Warrant Inducement Plan on December 27, 2024, through the exercise of 369 thousand warrants to purchase shares of the Company’s common stock.
•	Received $1.7 million from draws on the previously announced Standby Equity Purchase Agreement (SEPA) with Streeterville Capital, LLC.
•	Sold approximately $5.0 million of common stock pursuant to the ATM program during the fourth quarter of 2024.
•	Closed a registered direct offering on January 7, 2025, resulting in gross proceeds of approximately $7.5 million.
•	Executed a series of transactions exchanging 9,025 shares of Series A Preferred Stock with a notional value of $9.9 million for 3,454 thousand shares of common stock.

As previously noted, the Company intends to use the net proceeds from these actions for general corporate purposes, which may include, but is not limited to, the repayment of existing indebtedness, working capital, capital expenditures, acquisitions, and other investments.

“We are well positioned going into 2025 with sufficient cash to fund our operations through 2025; very little debt, and no remaining Series A Preferred,” said Tony Scott, CEO of Intrusion. “With this improved financial flexibility, we are now able to dedicate our full attention to expanding our customer base and advancing our journey towards sustainable growth and profitability.”

About Intrusion Inc.

Intrusion Inc. is a cybersecurity company based in Plano, Texas. The Company offers its customers access to its exclusive threat intelligence database containing the historical data, known associations, and reputational behavior of over 8.5 billion IP addresses. After years of gathering global internet intelligence and working exclusively with government entities, the Company released its first commercial product in 2021. Intrusion Shield is designed to allow businesses to incorporate a Zero Trust, reputation-based security solution into their existing infrastructure. Intrusion Shield observes traffic flow and instantly blocks known malicious or unknown connections from both entering or exiting a network to help protect against Zero-Day and ransomware attacks. Incorporating Intrusion Shield into a network can elevate an organization’s overall security posture by enhancing the performance and decision-making of other solutions in its cybersecurity architecture.

Cautionary Statement Regarding Forward-Looking Information

This release may contain certain forward-looking statements, including, without limitation, our expectations for positive results from our recent sales, marketing, and strategic initiatives, which statements reflect management’s expectations regarding future events and operating performance. These forward-looking statements speak only as of the date hereof and involve a number of risks and uncertainties, including the risk that our recent sales, marketing, and strategic efforts will not result in increased product awareness or sales of our Intrusion Shield. These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including, the risk that this financing fails to provide the needed capital for the Company to execute its current business strategies, the Company does not achieve the anticipated results from its current sales, marketing, operational, and product development initiatives, as well as risks that we have detailed in the Company’s most recent reports on Form 10-K and Form 10-Q, particularly under the heading “Risk Factors.”

IR Contact:

Alpha IR Group

Mike Cummings or Josh Carroll

INTZ@alpha-ir.com

Source: Intrusion Inc.